Exhibit 10.6(i)
RETENTION AND SEVERANCE AGREEMENT
     THIS RETENTION AND SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is made as of the 2nd day of November, 2006 by and between TRM Corporation, an Oregon corporation, for itself and on behalf of its subsidiaries (collectively, the “Company”) and Jon Pitcher (the “Employee”).
     WHEREAS, the Employee is currently employed by the Company as the Principal Accounting Officer;
     WHEREAS, the Company desires to retain the services of Employee while it pursues certain strategic and/or restructuring initiatives; and
     WHEREAS, the Employee seeks and the Company desires to provide certain remuneration to the Employee under certain circumstances upon the consummation of a Change in Control (as later defined herein).
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the adequacy of which is hereby acknowledged, the Company and the Employee agree as follows:
     1. Payment of Cash Bonus. The Company shall pay to Employee a cash bonus of $32,814 upon the earlier of (i) nine (9) months, or (ii) consummation of a Change in Control, unless Employee shall have resigned or shall have been terminated for Cause (as later defined herein) prior thereto in which cases no bonus shall be paid.
     2. Severance Benefits. In the event of a Termination (as later defined herein) of the Employee, the Employee shall be entitled to receive from the Company or its successor or assign, the following benefits:
               (a) six (6) months of base salary paid in accordance with the Company’s ordinary payroll practices, which base salary shall be at the Employee’s salary rate in effect immediately prior to the Termination;
               (b) full payment of all accrued but unused and unpaid time; and
               (c) payment in full for COBRA benefits for a period of six (6) months after the date of Termination.
     3. Relocation. During the retention period of nine (9) months and thereafter, if the Company relocates the ATM business to a location that is outside of a 50 mile radius from its present location and the Employee does not agree to the move, then it shall be treated as a Termination for purposes of the Agreement. The Employee would then be entitled to all remuneration in this Agreement including bonus and severance.

     4. Confidential Nature of Agreement. The Parties agree that they shall keep the existence of this Agreement and all of its terms confidential, and they agree not to disclose or publish same except in response to a subpoena or to their respective attorneys, accountants and financial advisors, who shall be advised of and bound by this confidentiality provision upon such disclosure or publication. The Parties also agree not to discuss with anyone, including but not limited to, current, former or prospective Company employees, the terms and conditions of this agreement, unless otherwise required by law to do so, except that Company shall have the right to disclose such information to its management employees with a need to know.
     5. Integration with Other Agreements. If Employee has an Employment Agreement with Company, then this Retention Agreement shall be interpreted to be supplementary to such employment agreement and both shall be in full force and effect, except that the provisions of Section 3 of this Retention and Severance Agreement with respect to payments by Company to Employee upon Termination shall override, supersede and completely replace any similar provisions of such Employment Agreement, it being the express understanding that the severance benefits hereunder are in lieu of, and not in addition to any such benefits in any employment agreement.
     6. Definitions. For purposes of this Agreement:
               (a) “Termination” shall mean a discharge, firing or other cessation of Employee’s employment with the Company, other than for Cause or due to the death or permanent disability of Employee. A cessation of Employee’s employment with the Company by Employee shall not constitute Termination hereunder.
               (b) “Cause” shall include any one or more of the following:
(i)	Employee breaches or neglects the material and substantial duties that Employee is required to perform, including if Employee performs his/her duties in an incompetent manner, after written notice of the breach or neglect and thirty (30) days to cure such breach or neglect;

(ii)	Employee has committed a crime of moral turpitude or Employee uses alcohol in an inappropriate manner or uses any unlawful controlled substance while performing his duties under this Agreement and such use materially interferes with the performance of Employee’s duties;

(iii)	Employee commits any act of criminal fraud, material dishonesty or misappropriation;

(iv)	Employee materially violates a rule(s), regulation(s), policy(ies) or plan(s) governing Employee performance or express direction(s) of the Company;

(v)	Employee engages in the unauthorized disclosure of confidential information of the Company; or

(vi)	Employee acts in a manner that is materially contrary to the best interest of the Company after he is given written notice of his actions, as well as 30 days to cure.
               (c) “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events:
(i)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including in the Company’s subsidiaries) of the Company and its subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(ii)	the consummation of a plan relating to the liquidation or dissolution of the Company; or

(iii)	the Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in one transaction or a series of related transactions in which immediately after the consummation thereof persons beneficially owning, directly or indirectly, voting stock representing in the aggregate a majority of the total voting power of the voting stock of the Company immediately prior to such consummation do not beneficially own, directly or indirectly, voting stock representing a majority of the total voting power of the voting stock of the Company or the surviving or transferee person.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRM Corporation
By:	/s/ Angela Childers
Angela Childers

Employee:
/s/ Jon Pitcher
Jon Pitcher